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                                                                    EXHIBIT 16.1

                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]

March 3, 1998


Securities & Exchange Commission
Mail Stop 9-5
450 5th Street NW
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Form 8-K of Datametrics Corporation dated February 25, 1998 and have the following comments:

  . We agree with the statements contained Paragraphs (a)(1)(i); (a)(1)(iv);
    (a)(1)(v); and (a)(3).

  . With respect to the statements contained in paragraph (a)(1)(ii), the report of Deloitte & Touche LLP ("D&T") on the Registrant's financial statements for the fiscal year ended October 26, 1997 was modified due to a departure from generally accepted accounting principles with respect to the classification of certain spare and repair parts inventories as current assets. D&T's report also included an emphasis paragraph concerning the Registrant's ability to continue as a going concern.

  . We have no basis to agree or disagree with the statements contained in paragraph (a)(1)(iii). Such recommendation had not been communicated to D&T prior to or at the time of D&T's resignation.

Yours truly,

/s/ Deloitte & Touche LLP